UNION PLANTERS CORPORATION

FINANCIAL HIGHLIGHTS

(Unaudited)

  (Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2002	2001
Income statement amounts
Net interest income
Actual	$320,095	$311,026
Taxable-equivalent basis	328,298	320,292
Provision for losses on loans	44,991	25,300
Noninterest income
Investment securities gains	9,236	25
Other	166,137	164,889
Noninterest expense	268,138	289,672
Earnings before income taxes	182,338	160,968
Income taxes	56,415	54,601
Net earnings	125,923	106,367

Net earnings applicable to common shares	125,689	105,981

Per common share data
Net earnings
- basic	$0.92	$0.78
- diluted	0.91	0.77

Cash dividends	0.50	0.50
Book value	23.53	22.39

Shares outstanding
Common shares outstanding (end of period, in thousands)	136,811	137,051
Weighted average shares outstanding (in thousands)
Basic	136,966	136,600
Diluted	138,942	138,179

Average balances
Loans, excluding FHA/VA government-insured/ guaranteed loans	$24,246,267	$24,904,776
FHA/VA government-insured/guaranteed loans	137,066	290,423
Investment securities	4,549,904	6,633,985
Earning assets	29,386,267	32,103,877
Total assets	32,426,144	35,103,823
Total deposits	23,615,372	23,114,139
Interest-bearing liabilities	24,086,151	27,546,056
Demand deposits	4,417,321	3,890,023
Shareholders’ equity	3,218,812	2,976,605
Common equity	3,204,461	2,957,073

Balances at end of period
Loans, excluding FHA/VA government-insured/guaranteed loans	$22,914,470	$24,294,794
Allowance for losses on loans	351,452	342,138
Total assets	32,061,173	35,423,470
Total deposits	23,761,885	23,605,227
Total shareholders' equity	3,232,817	3,088,107
Total common equity	3,219,414	3,068,662
Available for sale investment securities
Amortized cost	4,756,547	6,432,965
Fair value	4,828,814	6,523,197
Unrealized gain (loss), net of taxes	45,808	56,881
Tier 1 capital	2,467,886	2,255,613

UNION PLANTERS CORPORATION

FINANCIAL HIGHLIGHTS CONTINUED

Asset Quality
Nonperforming assets
Nonaccrual loans	$271,925	$174,027
Restructured loans	2,892	1,401
Foreclosed properties	61,400	56,835
Loans 90 days past due	187,630	109,705
FHA/VA government-insured/guaranteed loans	131,885	303,177
Nonaccrual	1,824	3,216
90 days past due	38,941	129,776
Net charge-offs of loans	35,439	22,600
Allowance for losses on loans to loans (1)	1.53	1.41
Nonperforming loans to loans (1)	1.20	..72
Nonperforming assets to loans and foreclosed properties (1)	1.46	..95
Net charge-offs as a percentage of average loans (1)	..59	..37

Selected financial ratios
Net earnings
Return on average assets	1.57	1.23
Return on average common equity	15.91	14.54
Return on average tangible assets	1.62	1.26
Return on average tangible common equity	22.34	21.55
Yield on earning assets (taxable-equivalent basis)	6.85	8.31
Rate on interest-bearing liabilities	2.83	4.97
Interest rate spread (taxable-equivalent basis)	4.02	3.34
Net interest income as a percentage of
average earning assets (taxable-equivalent basis)	4.53	4.05
Shareholders’ equity to total assets	10.08	8.72
Leverage ratio	7.85	6.61
Expense ratio	1.07	1.10
Efficiency ratio	50.86	54.11

(1) Excludes FHA/VA government-insured/guaranteed loans.